Exhibit 8.1

505 Montgomery Street, Suite 2000 San Francisco, California 94111-6538 Tel: +1.415.391.0600 Fax: +1.415.395.8095 www.lw.com
January 13, 2016 HeartWare International, Inc. HW Global, Inc. 500 Old Connecticut Path, Building A Framingham, MA 01701	FIRM / AFFILIATE OFFICES
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Re:	Business Combination Agreement dated as of September 1, 2015

Ladies and Gentlemen:

We have acted as special counsel to HeartWare International, Inc., a Delaware corporation (“HW”), and HW Global, Inc., a Delaware corporation and a direct, wholly owned subsidiary of HW (“Holdco”), in connection with the Business Combination Agreement entered into as of September 1, 2015 (the “Agreement”), by and among (i) HW, (ii) Valtech Cardio, Ltd., a private company incorporated under the laws of Israel (“Valor”), (iii) Holdco, (iv) HW Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Holdco (“U.S. Merger Sub”), (v) Valor Merger Sub Ltd., a private company incorporated under the laws of Israel and a direct, wholly owned subsidiary of Holdco (“ISR Merger Sub”), and (vi) Valor Shareholder Representative, LLC, a Delaware limited liability company, pursuant to which U.S. Merger Sub will merge with and into HW, with HW surviving the merger as a wholly owned subsidiary of Holdco (the “U.S. Merger”) and (b) ISR Merger Sub will merge with and into Valor, with Valor surviving the merger as a subsidiary of Holdco. This opinion is being delivered in connection with the proxy statement/prospectus/information statement included in the registration statement on Form S-4 initially filed by Holdco with the Securities and Exchange Commission on October 15, 2015 (as amended through the date hereof, the “Registration Statement”). Capitalized terms not defined herein have the meanings specified in the Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement, (iii) the respective tax representation letters of Valor and of Holdco, HW, U.S. Merger Sub and ISR Merger Sub delivered to us for purposes of this opinion, and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

January 13, 2016

In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of the Transactions) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.	The Transactions will be consummated in the manner contemplated by, and in accordance with the provisions of, the Agreement and the Registration Statement and the U.S. Merger will be effective under the laws of the State of Delaware;

3.	All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the effective time of the Transactions, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the effective time of the Transactions;

4.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective time of the Transactions, in each case without such qualification;

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement and the Registration Statement; and

6.	There will be no change in applicable U.S. federal income tax law from the date hereof through the effective time of the Transactions.

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Registration Statement, we hereby confirm our opinion set forth under the caption “Material U.S. Federal Income Tax Consequences of the U.S. Merger to U.S. Holders of HeartWare Common Stock.”

January 13, 2016

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.	This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2.	No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you in connection with the filing of the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions “Material U.S. Federal Income Tax Consequences of the U.S. Merger to U.S. Holders of HeartWare Common Stock” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP